The Scott James Fund, Inc.
6700 Arlington Blvd.
Falls Church, VA  22042

             Management Statement Regarding Compliance With Certain
                Provisions of the Investment Company Act of 1940


We, as members of management of The Scott James Fund, Inc. (the "Company"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of August 5, 2003 and from May 5, 2003 through August 5, 2003.

Based on this evaluation, we assert that the Company was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of August 5, 2003 and from May 5, 2003 through
August 5, 2003 with respect to securities reflected in the investment account of the Company.



The Scott James Fund, Inc.

By


/s/ Scott S. James
Scott S. James